Exhibit 3.1


                                  TWENTY-EIGHTH

                                    AMENDMENT

                                       TO

                           SECOND AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                               VORNADO REALTY L.P.

                 ----------------------------------------------



                          Dated as of December 30, 2004

                 ----------------------------------------------


         THIS TWENTY-EIGHTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this "Amendment"), dated as of December 30, 2004, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the "General Partner"), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the "Partnership"). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated

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as of September 3, 1999, the Tenth Amendment to Second Amended and Restated
Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003, the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004 and the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004 (as so amended, the "Agreement").

         WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as Series D-13 Preferred Units (the "Series D-13 Preferred Units") and to amend the Agreement to accomplish the same;

         WHEREAS, as of the date hereof, the Partnership and the General Partner entered into a Private Placement Purchase Agreement with East Side Subsidiary LLC, a Delaware limited liability company (the "Initial Series D-13 Purchaser"), and Morris Bailey, in his capacity as Manager of the Initial Series D-13 Purchaser, pursuant to which the Partnership agreed to issue to the Initial Series D-13 Purchaser Series D-13 Preferred Units;

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         WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend the Agreement to establish the Series D-13 Preferred Units and set forth the terms thereof to reflect the issuance of the above-referenced Series D-13 Preferred Units;

         WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote;

         WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement; and

         NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

         1. Exhibit AD, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

         2. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

         "AD. Issuance of Series D-13 Preferred Units. From and after the date hereof the Partnership shall be authorized to issue Partnership Units of a new series, which Partnership Units are hereby designated as "Series D-13 Preferred Units". Series D-13 Preferred Units shall have the terms set forth in Exhibit AD attached hereto and made part hereof."

         3. In making distributions pursuant to Section 5.1(B) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Paragraph 2 of Exhibit AD to the Agreement, including, but not limited to, Paragraph 2.G(ii) thereof.

         4. The Agreement is hereby supplemented by adding the following paragraph at the end of Section 8.6 thereof:

         Y. Series D-13 Preferred Unit Exception. Holders of Series D-13 Preferred Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement."

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         5. Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

         6. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.


                                   VORNADO REALTY TRUST

                                   By /s/ Joseph Macnow
                                      ------------------------------------------
                                      Name:    Joseph Macnow
                                      Title:   Executive Vice President -
                                               Finance and Administration
                                               and Chief Financial Officer



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                                                                    Attachment 1


                                   EXHIBIT AD
                   DESIGNATION OF THE PREFERENCES, CONVERSION
                 AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
            LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
                          AND CONDITIONS OF REDEMPTION

                                     OF THE

                           SERIES D-13 PREFERRED UNITS



7.       Definitions.

         In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit AD:

         "Acquisition Agreement" shall have the meaning set forth in Section 2.E(i)(d)(III) hereof.

         "Annual Distribution Rate" shall have the meaning set forth in Section 2.B(i) hereof.

         "Common Shares" shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

         "Distribution Payment Date" shall mean the first calendar day of January, April, July and October, in each year, commencing on April 1, 2005; provided, however, that if any Distribution Payment Date falls on any day other than a Unit Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

         "Distribution Periods" shall mean quarterly distribution periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period with respect to each Series D-13 Preferred Unit, which shall commence on the date on which such Series D-13 Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Distribution Period).

         "Junior Units" shall have the meaning set forth in Paragraph 2.G(i)(c) below.

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         "Liquidation Preference" shall have the meaning set forth in Section
2.C(i) hereof.

         "New LLC" shall have the meaning set forth in Section 2.E(i)(d)(III) hereof.

         "Non-Recourse Debt" means indebtedness incurred by New LLC solely to acquire Redemption Property and that is recourse solely to the Redemption Property and by its terms is expressly non-recourse to any of New LLC, the Partnership or any affiliate of the Partnership or any of their respective properties or assets (other than the Redemption Property).

         "Redemption Date" shall have the meaning set forth in Section 2.D(iii) hereof.

         "Redemption Price" shall have the meaning set forth in Section 2.D(i) hereof.

         "Redemption Property" shall have the meaning set forth in Section 2.E(i)(d)(I) hereof.

         "Series D-13 Effective Date" shall be the sooner of: (y) December 30, 2006 or (z) the first Unit Business Day following any period in which the Partnership has failed to make full distributions in respect of the Series D-13 Preferred Units for six (6) Distribution Periods, whether or not consecutive.

         "Series D-13 Notice of Redemption" shall have the meaning set forth in
Section 2.E(i)(a) hereof.

         "Series D-13 Preferred Unit" means a Partnership Unit issued by the Partnership having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit AD.

         "Series D-13 Redeeming Partner" shall have the meaning set forth in
Section 2.E(i)(a) hereof.

         "Series D-13 Redemption Amount" shall have the meaning set forth in
Section 2.E(i)(a) hereof.

         "Series D-13 Redemption Right" shall have the meaning set forth in
Section 2.E(i)(a) hereof.

         "Series D-13 Specified Redemption Date" shall mean the sixtieth Unit Business Day after receipt by the General Partner of a Series D-13 Notice of Redemption in respect of the Series D-13 Units; provided, however, that if the holder has not

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requested Redemption Property pursuant to Section 2.E(d) hereof, the Series D-13
Specified Redemption Date shall mean the tenth Unit Business Day after receipt by the General Partner of a Series D-13 Notice of Redemption delivered in respect of a redemption referred to in Treas. Reg. 1.7704-1(e)(1)(vi).

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units (as defined below) or any class or series of Partnership Units ranking on a parity with the Series D-13 Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D-13 Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Third Party Redemption Date" shall have the meaning set forth in
Section 2.D(ii) hereof.

         "Unit Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

8.       Terms of the Series D-13 Preferred Units.

         A. Number. As of the close of business on the date of the amendment pursuant to which this Exhibit AD was adopted, the total number of Series D-13 Preferred Units issued and outstanding will be 1,867,311. The Partnership may issue additional Series D-13 Preferred Units from time to time in accordance with the terms of the Agreement and, in connection with any such additional issuance, the General Partner shall revise Exhibit A to the Agreement to reflect the total number of Series D-13 Preferred Units then issued and outstanding.

         B. Distributions. (i) The holders of the then outstanding Series D-13 Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $0.75 per Series D-13 Preferred Unit (the "Annual Distribution Rate"). Such distributions with respect to each Series D-13 Preferred Unit shall be cumulative from the date of issuance of such Series D-13 Preferred Unit and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date. Distributions are cumulative from the most recent Distribution Payment Date to which distributions have been paid; provided that the amount per Series D-13 Preferred Unit to be paid in respect of the initial Distribution

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Period, or any other period shorter or longer than a full Distribution Period, shall be determined in accordance with paragraph (ii) below. Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date.

         (ii) The amount of distribution per Series D-13 Preferred Unit accruing in each full Distribution Period shall be computed by dividing the Annual Distribution Rate by four. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series D-13 Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year. The holders of the then outstanding Series D-13 Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series D-13 Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D-13 Preferred Units that may be in arrears.

         (iii) So long as any Series D-13 Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units (as defined below) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D-13 Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series D-13 Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D-13 Preferred Units and such Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account.

         (iv) So long as any Series D-13 Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case

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(a) the full cumulative distributions on all outstanding Series D-13 Preferred
Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D-13 Preferred Units and all past distribution periods with respect to such Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series D-13 Preferred Units and any Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account.

         C. Liquidation Preference. (i) In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series D-13 Preferred Units shall be entitled to receive an amount equal to the holder's Capital Account in respect of those Series D-13 Preferred Units as of the date of such liquidation, dissolution or winding up after the Carrying Values of all Partnership assets are adjusted pursuant to
Section 1.D of Exhibit B to the Agreement and the holder's Capital Account is adjusted accordingly (the "Liquidation Preference"); but the holders of Series D-13 Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series D-13 Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series D-13 Preferred Units and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series D-13 Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 2.C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership's or the General Partner's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

         (ii) Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series D-13 Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series D-13 Preferred Units, as provided in this Section, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the Series D-13 Preferred Units shall not be entitled to share therein.

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         D. The Partnership's Right to Redeem the Series D-13 Preferred Units.
(i) Except as set forth in Section 2.E below, the Series D-13 Preferred Units shall not be redeemable prior to December 30, 2011. Subject to the provisions of
Section 2.E below, on and after December 30, 2011, the General Partner may, at its option, cause the Partnership to redeem the Series D-13 Preferred Units in whole or in part, as set forth herein, subject to the provisions described below, at a redemption price, payable in cash, in an amount equal to $25 per unit for the Series D-13 Preferred Units being redeemed (the "Redemption Price"). Upon any such redemption, the Partnership shall also pay any accumulated and unpaid distributions owing in respect of the Series D-13 Preferred Units being redeemed.

         (ii) If fewer than all of the outstanding Series D-13 Preferred Units that are not held by the General Partner are to be redeemed, the Series D-13 Preferred Units to be redeemed from each holder (other than the General Partner) shall be selected pro rata (as nearly as practicable without creating fractional units). Any notice of redemption delivered pursuant to this Section 2.D(ii) will be (x) faxed and (y) mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the date upon which such redemption is to occur (the "Third Party Redemption Date"), addressed to each holder of record of the Series D-13 Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D-13 Preferred Units. In addition to any information required by law, each such notice shall state: (a) the Third Party Redemption Date, (b) the amount payable per Series D-13 Preferred Unit upon redemption, including the Redemption Price and any amount payable pursuant to Section 2.D(iv) hereof, (c) the aggregate number of Series D-13 Preferred Units to be redeemed and, if fewer than all of the outstanding Series D-13 Preferred Units are to be redeemed, the number of Series D-13 Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series D-13 Preferred Units not held by the General Partner that the total number of Series D-13 Preferred Units held by such holder represents and determined as nearly as practicable without creating fractional interests) of the aggregate number of Series D-13 Preferred Units to be redeemed, (d) the place or places where such Series D-13 Preferred Units are to be surrendered for payment of the amount payable upon redemption and (e) that payment of such amount will be made upon presentation and surrender of such Series D-13 Preferred Units. If the Partnership gives a notice of redemption in respect of Series D-13 Preferred Units pursuant to this Section 2.D(ii), then, by 12:00 noon, New York City time, on the Third Party Redemption Date, the Partnership will deposit irrevocably in trust for the benefit of the holders of Series D-13 Preferred Units being redeemed funds sufficient to pay the applicable amount payable with respect to such Series D-13 Preferred Units and will give irrevocable instructions and authority to pay such amount to the holders of the Series D-13 Preferred Units upon surrender of the Series D-13 Preferred Units by such holders at the place designated in the notice of redemption.

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         (iii) Such Series D-13 Preferred Units as may be held by the General
Partner may be redeemed, in whole or in part, at the option of the General Partner, at any time, upon payment by the Partnership to the General Partner of the Redemption Price and any amount payable pursuant to Section 2.D (iv) hereof with respect to such Series D-13 Preferred Units (such date is herein referred to collectively with the Third Party Redemption Date as the "Redemption Date").

         (iv) Upon any redemption of Series D-13 Preferred Units pursuant to this Section 2.D, the Partnership shall pay any accumulated and unpaid distributions for any Distribution Period, or any other period shorter than a full Distribution Period, ending on or prior to the Redemption Date. On and after the Redemption Date, distributions will cease to accumulate on the Series D-13 Preferred Units called for redemption, unless the Partnership defaults in payment therefor. If any date fixed for redemption of Series D-13 Preferred Units is not a Unit Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Unit Business Day (and without any interest or other payment in respect of any such delay) except that, if such Unit Business Day falls in the next calendar year, such payment will be made on the immediately preceding Unit Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series D-13 Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D-13 Preferred Units called for redemption under this Section 2.D.

         (v) If full cumulative distributions on the Series D-13 Preferred Units and any other series or class or classes of Parity Units of the Partnership have not been paid or declared and set apart for payment, then except in fulfillment of an exercise of the redemption rights set forth in Paragraph 2.E below or, in the case of Parity Units, the exercise of any similar redemption, conversion or other similar option granted concurrently with the issuance of such Parity Units, and except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account, the Series D-13 Preferred Units may not be redeemed in part and the Partnership may not purchase, redeem or otherwise acquire Series D-13 Preferred Units or any Parity Units other than in exchange for Junior Units.

         Except as provided in Section 2.E below, as promptly as practicable after the surrender of any such Series D-13 Preferred Units so redeemed, such Series D-13 Preferred Units shall be exchanged for the amount of cash (without interest thereon) payable therefore pursuant to Section 2.D(i). If fewer than all the Series D-13 Preferred Units represented by any physical certificate are redeemed, then the Partnership shall

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issue new certificates representing the unredeemed Series D-13 Preferred Units without cost to the holder thereof.

         (vi) Any redemption in accordance with this Section 2.D shall be subject to the provisions of Section 2.E(i)(d) below to the extent applicable.

         E. Series D-13 Preferred Unit Holder Redemption Right.

         (i) General. (a) Subject to paragraphs (ii) and (iii) below, on or after the Series D-13 Effective Date, the holder of the Series D-13 Preferred Units shall have the right (the "Series D-13 Redemption Right") to require the Partnership to redeem the Series D-13 Preferred Units on any Series D-13 Specified Redemption Date, in cash, in an amount equal to the holder's Capital Account in respect of the Series D-13 Preferred Units being redeemed as of the Series D-13 Specified Redemption Date after the Carrying Values of all Partnership assets are adjusted pursuant to Section 1.D of Exhibit B to the Agreement and the holder's Capital Account is adjusted accordingly for the Series D-13 Preferred Units being redeemed (the "Series D-13 Redemption Amount"). Any such Series D-13 Redemption Right shall be exercised pursuant to notice of redemption comparable to the Notice of Redemption required under
Section 8.6 of the Agreement (a "Series D-13 Notice of Redemption") delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series D-13 Redemption Right (the "Series D-13 Redeeming Partner"). A holder of the Series D-13 Preferred Units may only exercise the Series D-13 Redemption Right in respect of all Series D-13 Preferred Units held by such holder on the date of the applicable Series D-13 Redemption Notice unless the amount of Series D-13 Preferred Units to be redeemed by such holder equals or exceeds 800,000 Series D-13 Preferred Units. Any Series D-13 Redemption Right pursuant to which the holder seeks to acquire Redemption Property as contemplated in paragraph (d) below must be in whole and not in part. In addition, any redemption pursuant to the Series D-13 Redemption Right shall be subject to all of the provisions of the Agreement governing redemptions under Section 8.6 of the Agreement as if it were a redemption under that section, except as otherwise provided herein.

              (b) The Series D-13 Redeeming Partner shall have no right with respect to any Series D-13 Preferred Units so redeemed to receive any distributions paid after the Series D-13 Specified Redemption Date, unless the record date for the distribution preceded the Series D-13 Specified Redemption Date. If the record date for such distribution was a date prior to the Series D-13 Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series D-13 Specified Redemption Date, such Series D-13 Redeeming Partner shall be required, as a condition of the redemption of such Series D-13 Preferred Units, to pay the amount of such distribution to the Partnership.

              (c) Subject to the limits in Section 2.I below in respect of the right to request Redemption Property pursuant to paragraph (d) below, the Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.E, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee.

              (d) (I) At the time the Partner holding Series D-13 Preferred Units provides written notice to the Partnership of its election to request the Partnership to redeem all, but not less than all, of its Series D-13 Preferred Units in accordance with Section 2.E(i)(a), the Series D-13 Redeeming Partner may request that the Partnership satisfy all of such redemption request with property ("Redemption Property") designated by the holder, in lieu of cash, so long as the holder includes such request in the holder's Series D-13 Redemption Notice and the request otherwise complies with the remainder of this paragraph (d). Similarly, upon receiving notice of an election by the Partnership to redeem all or a portion of the Series D-13 Preferred Units pursuant to Section 2.D(i) above, the receiving Partner (references to the Series D-13 Redeeming Partner shall include, for purposes of this paragraph (d), such receiving Partner) may request that the Partnership satisfy all of the redemption with Redemption Property in lieu of cash by providing written notice of its request to the Partnership that complies with the remainder of this paragraph (d) not later than five
     (5) Business Days after receipt by the Partner of the notice of redemption contemplated in Section 2.D(ii) above. In the case of an election by the Series D-13 Redeeming Partner pursuant to Section 2.E(i)(a), the Series D-13 Redeeming Partner shall consult with the Partnership on the details of any proposed redemption for a reasonable time in advance of making the formal written request, and any such formal request for Redemption Property in lieu of cash shall be accompanied by an explanation, in reasonable detail, of the specific terms of the proposed redemption including, among other things, the identity of the specific Redemption Property to be delivered, the terms, including timing, upon which such property can be acquired and the means by which the holder will ensure that the Partnership can obtain and deliver the proposed Redemption Property to the holder free and clear of debt, other than Non-Recourse Debt, and free and clear of other liabilities or encumbrances, without any liability to the Partnership or any of its affiliates (other than the purchase price therefore, which amount shall not exceed the Series D-13 Redemption Amount of the Series D-13 Preferred Units to be redeemed) and otherwise in a manner consistent with the remainder of this Section. In the event that at any time there is more than one holder of Series D-13 Preferred Units, a request to be redeemed for Redemption Property must be made by all holders of Series D-13 Preferred Units.

              (II) If the Series D-13 Redeeming Partner delivers a request for Redemption Property in lieu of cash as contemplated above, the Partnership shall consider the request in good faith, and if the nature and character of the proposed Redemption Property (including, without limitation, the effect that ownership of the property would have on the

         Partnership and/or any of its direct or indirect partners), the terms upon which it is available to the Partnership and can be delivered on to the holder and the other terms and circumstances of the proposed alternate redemption are acceptable to the Partnership, in its sole discretion, then, as a prerequisite to the Partnership's obligation to provide the alternate consideration, the Partnership and the holder shall negotiate and enter into an agreement (a "Redemption Agreement") on terms consistent with this Section and otherwise acceptable to the Partnership in its discretion memorializing the parties' respective obligations. If the proposed Redemption Property or the terms or other circumstances of the proposed alternate redemption are not acceptable to the Partnership in its sole discretion, the Partnership shall notify the holder of its determination and, following such notice, the Partnership will be entitled to proceed with the redemption in question in accordance with the other provisions of the Partnership Agreement and this Exhibit and as if the Series D-13 Redeeming Partner had not requested Redemption Property; provided, however, that if the Series D-13 Redeeming Partner initiated the redemption pursuant to this
         Section 2.E, the Partnership will not complete the redemption until on or after the sixth (6th) Business Day following receipt of such notice by the Series D-13 Redeeming Partner; and provided further that if the Partnership notifies the Series D-13 Redeeming Partner of a determination that it will not proceed with the request for Redemption Property in connection with a redemption that was initiated by the Series D-13 Redeeming Partner, the Series D-13 Redeeming Partner may, in its sole discretion, within five (5) Business Days of such notice from the Partnership, deliver in writing to the Partnership a statement revoking his request to be redeemed pursuant to this Section 2.E and upon timely receipt of such statement by the Partnership, the redemption request will be terminated and the holder will not be redeemed as a result of such request.

              (III) Unless otherwise agreed by the Partnership in its sole discretion at the time of the proposed redemption, any such Redemption Agreement shall reflect each of the following:

                   (A) The Partnership will form a limited liability company
              ("New LLC"), intended to be treated as a disregarded entity for U.S. federal income tax purposes, to acquire the Redemption Property and at no time will the Partnership or any of its other affiliates assume or otherwise be liable for any obligations of New LLC or any obligations arising in connection with or otherwise relating to New LLC or the Redemption Property.

                   (B) Immediately prior to the purchase of the Redemption
              Property, the Partnership will contribute cash to New LLC in an amount equal to the purchase price of the Redemption Property (not to exceed the Series D-13 Redemption Amount of the Series D-13 Preferred Units to be redeemed). Neither the Partnership nor any of its affiliates will have any obligation to contribute any additional capital to New LLC or obtain any financing for or provide any financing to New LLC.

                   (C) The Series D-13 Redeeming Partner will take the lead in negotiating the terms of the agreement pursuant to which New LLC will acquire the Redemption Property (the "Acquisition Agreement"), provided that the Partnership shall have access to and the right, at the Series D-13 Redeeming Partner's cost, to participate in such negotiations with counsel of the Partnership's selection. Each holder of Series D-13 Preferred Units agrees that it is not for any purpose an agent of New LLC, the Partnership or any of their respective affiliates, and in no event shall it hold itself out as an agent of New LLC, the Partnership of any of their respective affiliates. The terms on which New LLC is to acquire the Redemption Property shall be consistent with this Section and otherwise subject to the Partnership's prior consent in the Partnership's sole discretion. The closing of the purchase shall occur on or as soon as reasonably possible following the applicable Series D-13 Specified Redemption Date and in no event shall the total purchase price for the Redemption Property exceed the sum of (i) Series D-13 Redemption Amount for the Series D-13 Preferred Units to be redeemed plus (ii) the amount of any Non-Recourse Debt. Except as set forth in the immediately preceding sentence, New LLC will purchase the Redemption Property free and clear of any financing or other similar liabilities or other encumbrances.

                   (D) The Partnership acknowledges that the Series D-13
              Redeeming Partner would be exercising this election for alternate redemption arrangements with a view toward receiving all or some portion of the distribution without recognition of gain or loss by it as contemplated in Section 731 of the Code. If and to the extent consistent with then-applicable law and regulations and otherwise determined by the Partnership, after consulting with its counsel and tax advisers and after taking into account the General Partner's status as a Real Estate Investment Trust under the Code and all other relevant tax and other considerations affecting the Partnership and its Partners, to be reasonable and prudent, the Partnership shall report the redemption in a manner consistent with the foregoing objective. The Partnership obligations in this regard shall be limited solely to the express requirements set forth in this

              Section and none of the Partnership nor any of its partners or other affiliates shall have any responsibility for the success, or any liability for any failure, of the Series D-13 Redeeming Partner's to achieve their desired objective.

                   (E) Promptly following New LLC's acquisition of the
              Redemption Property, the Partnership will deliver all of the membership interests in New LLC to the holder for credit against the Series D-13 Redemption Amount otherwise owing in respect of the Series D-13 Preferred Units then being redeemed. The delivery will occur concurrent with or as soon as practical following the Series D-13 Specified Redemption Date for the Series D-13 Preferred Units in question, and the amount of such credit will be an amount equal to the sum of (i) all capital contributed by the Partnership to New LLC plus (ii) an amount equal to a return on the amount of capital contributed by the Partnership to New LLC at a rate per annum equal to the Partnership's per annum borrowing rate under its then current unsecured line of credit (or its most recent unsecured line of credit if none in effect at such time) from the date of contribution to New LLC until the date of redemption. The distribution of the Redemption Property to the Series D-13 Redeeming Partner shall be in lieu of a distribution to the Series D-13 Redeeming Partner of the Series D-13 Redemption Amount, provided that if and to the extent the foregoing credit is less than the Series D-13 Redemption Amount, the Partnership will pay the amount of such deficiency to the Series D-13 Redeeming Partner in cash or Common Shares (as contemplated in Section 2.E(ii) below) concurrently with the distribution of the Redemption Property (except that if the Partnership has determined that any costs or expenses owing or expected to be owing to the Partnership or any of its affiliates in connection with the redemption have not been paid, the Partnership will be entitled to hold back its reasonable estimate of all such costs and expenses and to apply any such holdback toward payment of any such costs or expenses and the Partnership will return any excess of such holdback over such costs to the Series D-13 Redeeming Partner as soon as such excess amounts are able to be determined with reasonable certainty).

                   (F) Any Series D-13 Notice of Redemption containing a request for alternate redemption arrangements shall become irrevocable upon execution by New LLC of any binding agreement relating to the proposed purchase of the Redemption Property.

                   (G) Promptly upon request by the Partnership the Series D-13
              Redeeming Partner will pay directly in cash, or reimburse the Partnership in cash for, all costs and expenses incurred by the Partnership and its affiliates (other than expenses paid by New LLC with capital funded as contemplated in (C) above), including, without limitation, all transfer taxes and recording charges and all fees and disbursements of accountants, counsel and other professional advisers, incurred in connection with or as a result of the Series D-13 Redeeming Partner's request to have its Series D-13 Preferred Units redeemed with Redemption Property, whether or not the holder's Series D-13 Preferred Units are in fact redeemed or the Redemption Property is ultimately acquired.

                   (H) Neither the Partnership nor any of its affiliates shall be required to accept or assume any liability whatsoever, including taxes or other similar charges, with respect to the purchase and transfer or otherwise with respect to any Redemption Property. The Partnership will not be required to effect or cooperate in completing an alternate redemption as described above unless the Series D-13 Redeeming Partner provides the Partnership with a written agreement in form and substance satisfactory to the Partnership and from a credit-worthy entity acceptable to the Partnership in its discretion in which the granting party agrees to indemnify and hold harmless the Partnership and the General Partner (and their respective partners, members, trustees, directors, officers, employees, agents and affiliates) against any and all liabilities (including tax liabilities and penalties), losses, claims, damages and expenses, including accountant's and attorneys' fees and disbursements, in any way arising out of the performance of the obligations of the Partnership under this
              Section 2.E(i)(d).

                   (I) Any earnest money deposit or other similar security to be provided in connection with the acquisition of any Redemption Property shall be provided by the Series D-13 Redeeming Partner and shall be treated as a loan by the Series D-13 Redeeming Partner to New LLC bearing interest only at the rate actually earned by New LLC on the deposit, if any, and only maturing at the closing of the related acquisition and distribution.

         (ii) General Partner Assumption of Right. (a) If the holder of the Series D-13 Preferred Units has delivered a Series D-13 Notice of Redemption pursuant to which the Partnership is required to redeem all or a portion of the Series D-13 Preferred Units subject to such notice for cash, the General Partner may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy the Series D-13

Redemption Right by paying to the Series D-13 Redeeming Partner either (x) an amount, in cash, equal to the Series D-13 Redemption Amount for the Series D-13 Preferred Units being redeemed for cash or (y) a number of fully paid and non-assessable Common Shares equal to the quotient of (A) the aggregate Liquidation Preference of the Series D-13 Preferred Units being redeemed for cash plus all accrued and unpaid distributions (whether or not declared) in arrears on such Series D-13 Preferred Units for any Distribution Period ending on or prior to the Series D-13 Specified Redemption Date divided by (B) the Value of a Common Share (determined as of the Series D-13 Specified Redemption
Date). Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Series D-13 Redemption Right, the General Partner shall not have any obligation to the Series D-13 Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Series D-13 Redemption Right. In the event the General Partner shall exercise its right to satisfy the Series D-13 Redemption Right in the manner described in the first sentence of this paragraph (ii) and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Series D-13 Redeeming Partner with respect to such Series D-13 Redeeming Partner's exercise of the Series D-13 Redemption Right, and each of the Series D-13 Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Series D-13 Redeeming Partner as a sale of the Series D-13 Redeeming Partner's Partnership Units to the General Partner. Nothing contained in this paragraph (ii) shall imply any right of the General Partner to require any holder of Series D-13 Preferred Units to exercise the Series D-13 Redemption Right afforded pursuant to paragraph (i) above. No fractional Common Shares shall be issued upon redemption of any Series D-13 Preferred Unit pursuant to this paragraph 2.E. Instead, the Partnership or General Partner shall pay the Partner to which such fractional Common Share would otherwise have been issuable an amount in lieu thereof in cash based upon the Value of the Common Shares as of the date of redemption.

              (b) In the event that the Partnership redeems Series D-13 Preferred Units for cash in accordance with Section 2.E(i)(a), the units so redeemed shall be terminated. In the event that the General Partner determines to pay the Series D-13 Redeeming Partner in the form of Common Shares, the General Partner shall be treated for all purposes of the Agreement as the owner of those Series D-13 Preferred Units so acquired and concurrently with any such acquisition of Series D-13 Preferred Units by the General Partner for Common Shares, the Series D-13 Preferred Units so acquired shall automatically be converted into a number of fully paid and non-assessable Class A Units obtained by dividing the sum of (x) the aggregate Liquidation Preference of the Series D-13 Preferred Units so acquired plus (y) all accrued and unpaid distributions (whether or not declared) in arrears for any Distribution Period ending on or prior to the Redemption Date by the product of the Value of a Common Share (determined as of the Redemption Date) and the Conversion Factor as in effect on such date. The Conversion Factor in effect as of the date hereof shall be deemed to be 1.0 for all calculations in respect of the Series D-13

     Preferred Units, and shall be adjusted as provided in the Partnership Agreement. If fewer than all the Series D-13 Preferred Units represented by any certificate are redeemed, the Partnership shall issue new certificates representing the unredeemed Series D-13 Preferred Units without cost to the holders thereof.

              (c) In the event that there shall be outstanding at any time Series D-13 Preferred Units and the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Common Shares), in each case as a result of which the Common Shares are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), thereafter the consideration deliverable by the General Partner in lieu of a Common Share shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one Common Share; and the General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or it may not deliver Common Shares hereunder.

              (d) Each Series D-13 Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Common Shares upon exercise of the Series D-13 Redemption Right.

         (iii) Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of paragraphs (i) and (ii) above, if the Partnership receives a redemption request for cash or a redemption request for Redemption Property that the Partnership determines will not be satisfied with Redemption Property, the Partner requesting such redemption shall not be entitled to exercise the Series D-13 Redemption Right if (but only as long as) the delivery of Common Shares to such Partner on the Series D-13 Specified Redemption Date (a) would be prohibited under the Declaration of Trust, or (b) as long as the Common Shares are Publicly Traded, would be prohibited under applicable federal or state securities laws or regulations (assuming the General Partner would in fact assume and satisfy the Series D-13 Redemption Right).

         (iv) No Liens on Series D-13 Preferred Units Delivered for Redemption. Each holder of any Series D-13 Preferred Units covenants and agrees with the General Partner that all Series D-13 Preferred Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Series D-13 Preferred Units which are or may be subject to any liens. Each holder of Series D-13 Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D-13 Preferred Units to the Partnership or the General Partner, such holder shall assume and pay such transfer tax.

         (v) Requirements for Common Shares Delivered Upon Redemption of Series D-13 Preferred Units. Any Common Shares delivered upon redemption of any Series D-13 Preferred Units pursuant to Section 2.E hereof shall be (i) listed for trading on the exchange or national market on which the Common Shares are Publicly Traded and (ii) immediately saleable upon receipt by the Series D-13 Redeeming Partner, which may be pursuant to an effective registration statement filed with the Securities and Exchange Commission providing for the resale of such Common Shares as set forth therein, without further registration under the Securities Act, or any state securities or blue sky law and with no volume, holding period or other restrictions thereon pursuant to Rule 144 of the Securities Act, or otherwise, unless the holder is an affiliate of the General Partner. A holder of Series D-13 Preferred Units shall cooperate with and provide to the General Partner information reasonably necessary for purposes of satisfying information requirements applicable to any registration statement filed in respect of Common Shares subject to this Section 2.E(v). Additional obligations of the General Partner and the holders in respect of Common Shares to be delivered in the event that the General Partner determines to satisfy a redemption request with Common Shares that are covered by an effective resale registration statement are set forth in Schedule 2 hereto.

         F. Conversion. The Series D-13 Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of the General Partner Entity or the Partnership at the option of any holder of Series D-13 Preferred Units, except as provided in Sections 2.D and 2.E hereof.

         G. Ranking. (i) Any class or series of Partnership Units shall be deemed to rank:

              (a) prior to the Series D-13 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D-13 Preferred Units;

              (b) on a parity with the Series D-13 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series D-13 Preferred Units, if the holders of such Partnership Units of such class or series and the Series D-13 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distributions or amounts distributable on the

     Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account ("Parity Units"); and

              (c) junior to the Series D-13 Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Class A Units or if the holders of Series D-13 Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series ("Junior Units").

         (ii) The Series A Preferred Units, Series B Pass-Through Preferred Units and Series C Pass-Through Preferred Units shall be Parity Units with respect to the Series D-13 Preferred Units and the holders of the Series D-13 Preferred Units and Series A Preferred Units, Series B Pass-Through Preferred Units and Series C Pass-Through Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not payable due to a lack of funds in the Nongovernmental Account. The Series D-13 Preferred Units shall be Preference Units and shall receive distributions on a basis pari passu with other Partnership Units, if any, receiving distributions pursuant to
Section 5.1.B(i) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account. Distributions made pursuant to Subsections G(ii)(a) and G(ii)(b) of this Exhibit AD shall be made pro rata with other distributions made to other Partnership Units as to which they rank pari passu based on the ratio of the amounts to be paid in respect of the Series D-13 Preferred Units and such other Partnership Units, as applicable, to the total amounts to be paid in respect of the Series D-13 Preferred Units and such other Partnership Units taken together on the Partnership Record Date, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent such distributions may not be paid due to a lack of funds in the Nongovernmental Account.

         (iii) For purposes of allocations of items made pursuant to Article VI of the Agreement, the Series D-13 Preferred Units shall be Preference Units and shall be allocated items pari passu with the allocation of items to holders of Preference Units (i.e., as allocated in Section 6.1.A(ii) and Section 6.1.B (x) of the Agreement) and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to Preference Units, as applicable; references to Preference Units in Article VI of the Agreement shall be deemed to also refer to Series D-13 Preferred Units except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series D-13 Preferred Units in a pro rata manner with such distributions, if any, made to the Preference Units.

         H. Voting. (i) Except as provided in this Section H or as required by law, the holders of the Series D-13 Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

         (ii) So long as any Series D-13 Preferred Units are outstanding, the General Partner shall not authorize the creation of or cause the Partnership to issue Partnership Units of any class or series or any interest in the Partnership convertible into or exchangeable for Partnership Units of any class or series ranking prior to the Series D-13 Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or the Partnership or in the payment of distributions, or reclassify any Partnership Units of the Partnership into any such senior Partnership Units.

         I. Restrictions on Transfer. In addition to the restrictions on transfer set forth in Article XI of the Agreement, any direct or indirect transfer of these Series D-13 Units which results in (x) any Series D-13 Preferred Units not being (i) on December 30, 2004 through January 2, 2005, owned indirectly by Host Marriott but controlled solely by Morris Bailey and
(ii) on January 3, 2005 and thereafter, beneficially owned, directly or indirectly, and controlled, solely by one or more of Morris Bailey, members of Morris Bailey's immediate family (i.e., his spouse, children, grandchildren and the spouses of his children and grandchildren) or (y) the Series D-13 Preferred Units having a tax basis at least equal to their Liquidation Preference shall in each case terminate immediately the right of any holder of Series D-13 Preferred Units to request Redemption Property pursuant to Section 2.E(i)(d) hereof.

         J. General. (i) At such time, if any, as the General Partner becomes a holder of Series D-13 Preferred Units, the rights of the General Partner, in its capacity as the holder of the Series D-13 Preferred Units, will be in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit AD shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of Series D-13 Preferred Units.

                                  [Schedule 1]

                                   Schedule 2

         I. RESALE REGISTRATION STATEMENT. Whenever the General Partner satisfies a redemption request by providing a holder of Series D-13 Preferred Units with Common Shares subject to a resale registration statement, the General Partner shall:

                   (a) prepare and file with the Securities and Exchange
              Commission (the "Commission") the requisite registration statement to effect such registration, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the General Partner shall (i) provide the holder of such Common Shares with an adequate and appropriate opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the Commission and (ii) not file any such registration statement or prospectus (or amendment or supplement thereto or comparable statement) with the Commission to which counsel to the holder of such Common Shares or any underwriter shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Act or of the rules or regulations thereunder;

                   (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (i) to keep such registration statement effective and (ii) to comply with the provisions of the Act with respect to the disposition of the Common Shares covered by such registration statement, in each case until such time as all of such Common Shares have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such registration statement; provided, that such period need not extend beyond nine months after the effective date of the registration statement and which period, in any event, shall terminate when all the Common Shares covered by such registration statement have been sold (but not before the expiration of the time period referred to in Section 4(3) of the Act and Rule 174 thereunder, if applicable);

                   (c) furnish, without charge, to the holder of such Common
              Shares and each underwriter, if any, of the securities covered by such registration statement, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), and the prospectus included in such registration statement (including each

                                       2-1
              preliminary prospectus) in conformity with the requirements of the Act, and other documents, as holder of such Common Shares and such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Common Shares owned by the holder of such Common Shares;

                   (d) prior to any public offering of Common Shares, use its reasonable best efforts to register or qualify the Common Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as holder of such Common Shares or the sole or lead managing underwriter, if any, may reasonably request to enable the holder of such Common Shares to consummate the disposition in such jurisdictions of the Common Shares owned by holder and to continue such registration or qualification in effect in each such jurisdiction for as long as such registration statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable the holder to consummate the disposition in such jurisdictions of the Common Shares owned by it; provided, however, that the General Partner shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

                   (e) promptly notify the Holder of such Common Shares and the sole or lead managing underwriter, if any: (i) when the registration statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any state securities or blue sky authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation or threat of any proceedings for that purpose,
              (iv) of the receipt by the General Partner of any notification with respect to the suspension of the qualification of any Common Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose,
              (v) of the existence of any fact of which the General Partner becomes aware or the happening of any event which results in (A) the registration statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the prospectus included in such registration statement containing an untrue statement of a material fact or

                                      2-2
              omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading and (vi) of the General Partner's reasonable determination that a post-effective amendment to a registration statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such registration statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (v) or (vi) of this Section I.(e), subject to Section B below, the General Partner shall promptly prepare a supplement or post-effective amendment to such registration statement or related prospectus or any document incorporated therein by reference or file any other required document so that
              (1) such registration statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (2) as thereafter delivered to the purchasers of the Common Shares being sold thereunder, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (and shall furnish to the holder and each underwriter, if any, a reasonable number of copies of such prospectus so supplemented or amended); and if the notification relates to an event described in clauses (ii) through (iv) of this Section I.(e), the General Partner shall use its reasonable best efforts to remedy such matters;

                   (f) make reasonably available for inspection by the holder of such Common Shares, any sole or lead managing underwriter participating in any disposition pursuant to such registration statement, one counsel appointed by all holders of such Common Shares and any attorney, accountant or other agent retained by any underwriter material financial and other relevant information concerning the business and operations of the General Partner and the properties of the General Partner and any subsidiaries thereof as may be in existence at such time as shall be necessary, in the reasonable opinion of the holder's and such underwriters' respective counsel, to enable them to conduct a reasonable investigation within the meaning of the Act, and cause the General Partner's and any subsidiaries' officers, directors and employees, and the independent public accountants of the General Partner, to supply such information as may be reasonably requested by any such parties in connection with such registration statement;

                   (g) obtain an opinion from the General Partner's counsel and a "cold comfort" letter from the General Partner's independent public accountants who have certified the General Partner's financial statements

                                      2-3
              included or incorporated by reference in such registration statement in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing underwriter, if any, and to the holder, and furnish to the holder participating in the offering and to each underwriter, if any, a copy of such opinion and letter addressed to the holder (in the case of the opinion) and underwriter (in the case of the opinion and the "cold comfort" letter);

                   (h) in the case of an underwritten offering, make generally available to its security holders as soon as practicable, but in any event not later than eighteen months after the effective date of the registration statement (as defined in Rule 158(c)), an earnings statement of the General Partner and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the General Partner, Rule 158);

                   (i) cause all such Common Shares to be listed on the exchange or market on which the Common Shares are Publicly Traded;

                   (j) furnish to the holder and the sole or lead managing
              underwriter, if any, without charge, at least one manually signed copy of the registration statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference);

                   (k) if requested by the sole or lead managing underwriter or the holder of Common Shares, incorporate in a prospectus supplement or post-effective amendment such information concerning such holders, the underwriters or the intended method of distribution as the sole or lead managing underwriter or such holders reasonably request to be included therein and as is appropriate in the reasonable judgment of the General Partner, including, without limitation, information with respect to the number of Common Shares being sold to the underwriters, the purchase price being paid therefor by such underwriters and any other terms of the underwritten offering of the Common Shares to be sold in such offering; and

                   (l) use its reasonable best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Common Shares contemplated hereby, including obtaining necessary governmental approvals and effecting required filings; entering into customary agreements (including customary underwriting agreements, if the public

                                      2-4
              offering is underwritten); cooperating with the holder of such Common Shares and any underwriters in connection with any filings required by the National Association of Securities Dealers, Inc. (the "NASD"); providing appropriate certificates not bearing restrictive legends representing the Common Shares; and providing a CUSIP number and maintaining a transfer agent and registrar for the Common Shares.

         II. SUSPENSION OF OFFERING. From and after the thirtieth day following the initial issuance or delivery of Common Shares in satisfaction of a redemption request, upon any notice by the General Partner that a negotiation or consummation of a transaction by the General Partner or any of its subsidiaries is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the General Partner in a registration statement of material information which the General Partner has a bona fide business purpose for keeping confidential and the nondisclosure of which in the registration statement might cause the registration statement to fail to comply with applicable disclosure requirements (a "Materiality Notice"), each holder of Common Shares agrees that it will immediately discontinue offers and sales of the Common Shares under the registration statement until the holder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective; provided, that the General Partner may delay, suspend or withdraw the registration statement for such reason for no more than sixty (60) days after delivery of the Materiality Notice at any one time; and provided further that the period set forth above in Section I.(b) above shall be extended by the number of days that any Materiality Notice is in effect. If so directed by the General Partner, each holder will deliver to the General Partner all copies of the prospectus covering the Common Shares current at the time of receipt of any Materiality Notice.

         III. INDEMNIFICATION BY THE GENERAL PARTNER. The General Partner agrees to indemnify and hold harmless the holder and each person, if any, who controls the holder of Common Shares within the meaning of Section 15 of the Act or
Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as follows:

                   (a) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto) pursuant to which the Common Shares were registered under the Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to

                                      2-5
              make the statements therein, in the light of the circumstances under which they were made, not misleading;

                   (b) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the General Partner; and

                   (c) against any and all expense whatsoever, as incurred
              (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

                        provided, however, that the indemnity provided pursuant
                   to this Section III. does not apply with respect to any loss, liability, claim, damage or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the General Partner by a holder expressly for use in the registration statement (or any amendment thereto) or the prospectus (or any amendment or supplement thereto) or (B) a holder's failure to deliver an amended or supplemental prospectus provided to the holder by the General Partner if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

         IV. INDEMNIFICATION BY THE HOLDER. Each holder (and each permitted assignee of a holder, on a several basis) of Common Shares agrees to indemnify and hold harmless the General Partner, and each of its trustees/directors and officers (including each trustee/director and officer of the General Partner who signed a registration statement), and each person, if any, who controls the General Partner within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, as follows:

                   (a) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto) pursuant to which the Common Shares were registered under the Act, including all documents

                                      2-6
              incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                   (b) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the holder; and

                   (c) against any and all expense whatsoever, as incurred
              (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

                        provided, however, that the indemnity provided pursuant
                   to this Section IV shall only apply with respect to any loss, liability, claim, damage or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the General Partner by the holder or its permitted assignee expressly for use in the registration statement (or any amendment thereto) or the prospectus (or any amendment or supplement thereto) or (B) the Holder's or its permitted assignee's failure to deliver an amended or supplemental prospectus provided to the holder by the General Partner if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of this Section IV, the holder and any permitted assignee shall not be required to indemnify the General Partner, its officers, trustees/directors or control persons with respect to any amount in excess of the amount of the total proceeds to the holder or such

                                      2-7
                   permitted assignee, as the case may be, from sales of the Common Shares of the holder under the registration statement.

         V. CONDUCT OF INDEMNIFICATION PROCEEDINGS. An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section III or IV above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to the indemnified party other than the indemnification obligation provided under Section III or IV above. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party will not settle any such action or proceeding without the written consent of the indemnified party unless, as a condition to such settlement, the indemnifying party secures the unconditional release of the indemnified party; and provided further, that if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party's expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party's counsel shall be entitled to conduct the indemnifying party's defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.

         VI. CONTRIBUTION. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections III and IV above is for any reason held to be unenforceable by the indemnified party although applicable in accordance with its terms, the General Partner, on the one hand, and the

                                      2-8
holders, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the General Partner and the holders, (i) in such proportion as is appropriate to reflect the relative fault of the General Partner on the one hand and the holders on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault of, but also the relative benefits to, the General Partner on the one hand and the holders on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying party and indemnified party shall be determined by reference to, among other things, the total proceeds received by the indemnifying party and indemnified party in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the indemnifying party or the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

         The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section VI were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section VI, the holders shall not be required to contribute any amount in excess of the amount of the total proceeds to the holders from sales of the Common Shares of the holders under the registration statement.

         Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section VI, each person, if any, who controls a holder within the meaning of Section 15 of the Act shall have the same rights to contribution as the holder, and each trustee/director of the General Partner, each officer of the General Partner who signed a registration statement and each person, if any, who controls the General Partner within the meaning of Section 15 of the Act shall have the same rights to contribution as the General Partner.

         VII. EXPENSES. The General Partner shall pay all expenses incident to the performance by the General Partner of the General Partner's registration obligations under Sections I and II, including (i) all stock exchange, Commission and state securities registration, listing and filing fees, (ii) all expenses incurred in connection with the preparation, printing and distributing of any registration statement or registration statement and prospectus, (iii) fees and disbursements of counsel for the General Partner

                                      2-9
and of the independent public accountants of the General Partner (including, without limitation, the expenses of any annual or special audit and comfort letter reasonably required by the underwriters in an underwritten offering, but excluding underwriting discounts and commissions) and (iv) fees and expenses of any other person retained by the General partner in connection with the registration, including any experts, transfer agents or registrar retained by the General Partner. The holders shall be responsible for the payment of any brokerage and sales commissions, fees and disbursements of one counsel to the holders, accountants and other advisors and any transfer taxes relating to the sale or disposition of the Common Shares by the holders pursuant to Section I or otherwise.

         VIII. RULE 144 COMPLIANCE. The General Partner covenants that it will use its commercially reasonable best efforts to timely file the reports required to be filed by the General Partner under the Act and the Exchange Act so as to enable the holder of Common Shares to sell such Common Shares pursuant to Rule 144 under the Act. In connection with any sale, transfer or other disposition by the holder of any Common Shares pursuant to Rule 144 under the Act, the General Partner shall cooperate with the holder to facilitate the timely preparation and delivery of certificates representing Common Shares to be sold and not bearing any Act legend, and enable certificates for such Common Shares to be for such number of shares and registered in such names as a holder may reasonably request at least ten (10) Business Days prior to any sale of Common Shares hereunder.









                                      2-10